Exhibit 99.1

        The J. M. Smucker Company Announces Record First Quarter Results

      - Significant Increase in Sales and Earnings Due to Acquisition of Multifoods

      - Integration of Multifoods' Operations on Track

      - Board of Directors Authorizes Share Repurchase

      - Company Confirms Fiscal Year 2005 Outlook

    ORRVILLE, Ohio, Aug. 25 /PRNewswire-FirstCall/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the first quarter ended July 31, 2004, of its 2005 fiscal year. Results for the quarter include the operations of International Multifoods Corporation (Multifoods) since the acquisition closing date of June 18, 2004.

    As previously announced, the Company sold its Australian based Henry Jones Foods (HJF) business and is planning to divest the U.S. foodservice business acquired as part of the Multifoods transaction. Results for both of these businesses are reported as discontinued operations and all prior periods have been restated. Quarterly restated results for fiscal year 2004 are included.

    First Quarter Results

    Company sales were $415.8 million for the first quarter of 2005, up 22 percent compared to $341.9 million in the first quarter of 2004. The acquired Multifoods' businesses contributed $75.5 million to sales in the first quarter of 2005. Excluding the contribution of the Multifoods' brands, higher sales of branded products were offset by declines in non-branded industrial sales. Income from continuing operations was $27.5 million, an increase of nine percent over $25.2 million in last year's first quarter, while earnings per diluted share for the quarter were $0.50 in both years, due to the additional shares issued in the Multifoods transaction.

    Improved margins on the Company's existing business and the addition of Multifoods were the primary causes for the earnings increase. These increases were partially offset by higher interest expense, associated with debt related to the acquisition. Income from continuing operations for the first quarter of 2005 included pretax merger and integration costs of $2.8 million or $0.03 per diluted share and restructuring charges of $3.0 million or $0.04 per diluted share. Income from continuing operations for the first quarter of 2004 included restructuring charges of $3.2 million or $0.04 per diluted share. Excluding these merger and integration and restructuring costs, the Company's income from continuing operations was up 14 percent and diluted earnings per share would have been $0.57 and $0.54, in the first quarter of 2005 and 2004, respectively.

    "We closed the acquisition of Multifoods this quarter and are pleased to see its contribution reflected in our first quarter results. With the addition of Multifoods, we have added an impressive array of leading, North American icon brands to the family of Smucker," said Tim Smucker, chairman and co-chief executive officer. "We have already started to invest behind these brands and the integration of the businesses is well underway."

    Net income for the first quarter of 2005 was up 27 percent to $32.8 million or $0.60 per diluted share, compared to last year's first quarter net income of $25.8 million or $0.51 per diluted share. Included in this quarter's net income was income from discontinued operations of $5.4 million or $0.10 per diluted share, which includes the gain on the Company's sale of its HJF business. Income from discontinued operations was $0.5 million or $0.01 per diluted share last year.

    The Company uses earnings from continuing operations, excluding restructuring and merger and integration costs, as a key performance measure of results of operations for purposes of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of financial results in accordance with GAAP. Rather, management believes the presentation of results excluding such charges offers additional information to investors to facilitate the comparison of past and present operations and provides a more comprehensive understanding of the financial results. A reconciliation of non-GAAP measures to earnings from continuing operations for the current quarter is included in the "Financial Highlights" table.

    Scottsville Plant

    During the first quarter of 2005, construction of the Smucker's Uncrustables(R) plant in Scottsville, Kentucky, was completed and the plant commenced operations. The new facility has experienced a longer ramp-up schedule than originally anticipated. The Company incurred approximately
$2.8 million or $0.03 per diluted share in costs associated with the start-up during the first quarter of 2005. These costs consist primarily of additional labor, materials, and under-absorbed overhead. The Company expects to incur additional start-up costs for the year, with a majority of the costs to be incurred during the second quarter. The Company plans to offset these costs with cost reductions across the organization, and is not changing its fiscal year earnings guidance.

    "We view this ramp-up issue as a short-term hurdle and continue to be excited about Uncrustables as a growth platform for the Company over the next several years," commented Richard Smucker, president, co-chief executive officer and chief financial officer. "We continue to support Uncrustables with additional promotion and marketing activities this year and anticipate a significant year-over-year sales increase."

    Margins

    Operating income in the first quarter increased 16 percent from the comparable quarter last year, while operating margin decreased from
12.1 percent in the first quarter of 2004 to 11.6 percent in the first quarter of 2005. The increase in operating income was attributed to the overall revenue growth. The Company's gross margin increased slightly from
34.6 percent in the first quarter of last year to 34.8 percent in the first quarter of this year, due primarily to the impact of the Company's supply chain optimization project, favorable manufacturing costs, and a decrease in restructuring charges.

    The Company continues to see escalating raw material costs. Increases in the cost of certain fruit varieties and rising fuel costs, which primarily affect packaging components as well as energy costs, are the key contributors. The Company expects to offset these increases in raw material costs over the remainder of the year through a variety of cost reduction and pricing measures.

    Selling, distribution, and administrative (SD&A) expenses as a percentage of sales declined slightly from 22.0 percent in the first quarter of 2004 to
21.9 percent in the current quarter. Marketing and selling expenses decreased as a percent of sales despite an absolute dollar increase of 11 percent. This was somewhat offset by administrative costs being incurred at the former Multifoods' headquarters in Minnesota, which is expected to be closed by the end of April 2005.

    Interest expense increased from $1.9 million in the first quarter of 2004 to $4.5 million in the first quarter of 2005 as a result of an increase in the Company's debt outstanding associated with the acquisition of Multifoods. The Company's first quarter earnings benefited from a decrease in the effective tax rate from 37.5 percent in 2004 to 36.6 percent this quarter.

    Segment Performance

    U.S. Retail Market

    The U.S. retail market segment is comprised of the Company's consumer and consumer oils and baking business areas. Prior to the acquisition of Multifoods, this segment represented the domestic sales of Smucker's(R), Jif(R), and Crisco(R) branded products to retail customers. With the addition of Multifoods, domestic sales of Pillsbury(R), Hungry Jack(R), Martha White(R), and Pet(R) branded products to retail customers are now included in this segment.

    Sales in the U.S. retail market segment for the first quarter of 2005 were $288.1 million, compared to $248.3 million in the first quarter of 2004, an increase of 16 percent. The Multifoods' brands contributed $39.9 million of the segment's sales in the quarter.

    During the first quarter of 2005, sales in the consumer area increased
11 percent over the first quarter of last year, driven by growth in the Smucker's and Jif brands, the addition of Hungry Jack, and continued growth of the Company's Uncrustables products. In the consumer oils and baking area, sales were up 29 percent due to the addition of the Pillsbury and Martha White brands. Crisco branded sales in retail were down approximately six percent during the quarter, an improvement from the fourth quarter of last year. In addition, non-branded industrial oil sales were down from the prior year.


    Special Markets

    The special markets segment is comprised of the international, foodservice, beverage, industrial, and Canada strategic business areas. The Canadian business acquired from Multifoods has been combined with the Company's previous Canadian business to form the new Canada business area.

    Sales in the special markets segment were $127.7 million in the first quarter of 2005, compared to $93.6 million for the first quarter of 2004. Multifoods contributed $35.6 million of the segment's sales in the quarter. Sales in the Canada and foodservice business areas were up over the prior year's first quarter. Excluding the Multifoods sales and planned declines in the industrial and international businesses, special markets increased four percent in the first quarter of 2005 compared to the comparable period last year.

    Foodservice sales, which exclude the Multifoods' U.S. foodservice business, were up four percent in the first quarter of 2005, compared to last year's first quarter. Growth in the Company's traditional portion control business and increased Uncrustables sales in the school market contributed to the overall increase in foodservice sales.

    Beverage sales were down three percent in the first quarter of 2005 compared to the first quarter of 2004, due mostly to a decrease in sales of Santa Cruz Organic(R) products. Availability of certain organic raw materials was the primary cause of the decline. Sales of R. W. Knudsen Family(R) products and the non-branded business segment were up for the first quarter of 2005 versus the first quarter of last year.

    Finally, industrial sales were down 14 percent in the first quarter of 2005 compared to the prior year's first quarter. The decrease in the industrial area was due to the final phase of the Company's plan to exit low margin contracts. Approximately $3.4 million in sales of now discontinued business were included in last year's first quarter. Sales that are planned to be discontinued are estimated at $11 million for the entire fiscal year.

    Share Repurchase

    At its most recent meeting, the Company's Board of Directors authorized a share repurchase plan. Under the plan, the Company is authorized to purchase up to one million common shares. The buyback program will be implemented throughout the fiscal year and beyond, at management's discretion.

    Outlook for Fiscal 2005

    The Company confirmed its objective to increase its 2005 diluted earnings per share from continuing operations by its long-term growth goal of eight percent, taking into consideration the previously discussed cost increases. This equates to an earnings growth rate of approximately 24 percent in 2005. An increase of approximately eight million shares outstanding resulting from the Multifoods acquisition accounts for the difference in these growth rates. This earnings goal excludes the impacts of restructuring, merger and integration costs, and gains and losses on sales of assets.

    With the decision to divest the Multifoods' U.S. foodservice business and treat it as a discontinued operation, forecasted sales for 2005 have been revised to approximately $2.1 billion.

    Earnings for 2005 will include approximately $20 million or $0.20 per diluted share in merger and integration costs and approximately $6.5 million or $0.07 per diluted share in restructuring costs. This is an increase over the previously announced estimate of restructuring charges and primarily reflects the Company's first quarter decision to relocate some production from its Salinas, California, facility to plants in Orrville, Ohio, and Memphis, Tennessee.

    Conference Call

    The Company will conduct an earnings conference call and webcast on Wednesday, August 25, 2004, at 8:30 a.m. E.T. The webcast can be accessed from the Company's website at www.smuckers.com . For those unable to listen to the webcast, a replay will be available following the call and can be accessed by calling (888) 203-1112 in the United States or (719) 457-0820 internationally and entering replay pass code 311218. The audio replay will be available until Wednesday, September 1, 2004, at 11:59 p.m. E.T.

    About The J. M. Smucker Company

    The J. M. Smucker Company ( www.smuckers.com ) was founded in 1897 when the Company's namesake and founder sold his first product - apple butter - from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker's(R), Jif(R), and Crisco(R). In June 2004, the Company expanded its family of products to include such brands as Pillsbury(R) baking mixes and ready-to-spread frostings; Hungry Jack(R) pancake mixes, syrups and potato side dishes; and Martha White(R) baking mixes and ingredients in the U.S., along with Robin Hood(R) flour and baking mixes and Bick's(R) pickles and condiments in Canada. For over 107 years, The J. M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. The J. M. Smucker Company was recognized as the top company in FORTUNE Magazine's 2003 annual survey of The 100 Best Companies to Work For and has ranked consistently in the top 25 companies each year since FORTUNE began the list in 1998. The J. M. Smucker Company has over 4,500 employees worldwide and distributes products in more than 45 countries.

    The J. M. Smucker Company Forward-Looking Language

    This press release contains forward-looking statements, including statements regarding estimates of future earnings and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, the ability to achieve the amount and timing of the estimated savings associated with the Multifoods acquisition, the timing and amount of capital expenditures and merger and integration costs, success and cost of new marketing and sales programs and strategies intended to promote growth in the Company's businesses, the ability to successfully implement price changes, particularly in the consumer oils and baking business, the Company's ability to effectively ramp up and manage capacity related to Uncrustables, the strength of commodity markets from which raw materials are procured and the related impact on costs, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.


                          The J. M. Smucker Company
                      STATEMENTS OF CONSOLIDATED INCOME

                                                 Three Months Ended July 31,
                                                     2004          2003
                                                   (Dollars in thousands)

    Net Sales                                        $415,816    $341,912
    Cost of products sold                             270,567     222,123
    Cost of products sold - restructuring                 653       1,388
    Gross Profit                                      144,596     118,401
    Selling, distribution, and administrative
     expenses                                          91,222      75,057
    Other restructuring costs                           2,355       1,825
    Merger and integration costs                        2,763         ---
    Operating Income                                   48,256      41,519
    Interest income                                       741         363
    Interest expense                                   (4,457)     (1,940)
    Other (expense) income - net                       (1,205)        452
    Income from Continuing Operations Before
     Income Taxes                                      43,335      40,394
    Income taxes                                       15,861      15,148
    Income from Continuing Operations                  27,474      25,246
    Gain on sale of discontinued operation,
     net of tax                                         5,678         ---
    Discontinued operations, net of tax                  (304)        539
    Net Income                                        $32,848     $25,785


    Income from continuing operations per common
     share                                              $0.51       $0.51
    Gain on sale of discontinued operation per
     common share                                        0.10         ---
    Discontinued operations per common share              ---        0.01
    Net income per common share                         $0.61       $0.52

    Income from continuing operations per common
     share - assuming dilution                          $0.50       $0.50
    Gain on sale of discontinued operation per
     common share - assuming dilution                    0.10         ---
    Discontinued operations per common share -
     assuming dilution                                    ---        0.01
    Net income per common share - assuming
     dilution                                           $0.60       $0.51

    Dividends declared per common share                 $0.25       $0.23

    Weighted-average shares outstanding            53,831,281  49,674,408
    Weighted-average shares outstanding -
     assuming dilution                             54,513,281  50,129,828


                          The J. M. Smucker Company
                    CONDENSED CONSOLIDATED BALANCE SHEETS

                                                          July 31,
                                                     2004          2003
                                                   (Dollars in thousands)
    ASSETS
    Current Assets:
      Cash and cash equivalents                       $45,530    $154,721
      Trade receivables                               150,124      96,446
      Inventories                                     328,067     187,188
      Current assets of discontinued operations        38,655      27,154
      Other current assets                             11,324      14,984
         Total Current Assets                         573,700     480,493

    Property, Plant & Equipment, Net                  510,629     281,153

    Other Noncurrent Assets:
      Marketable securities                            39,005         ---
      Other assets of discontinued operations          52,350      15,243
      Other noncurrent assets                       1,587,956     864,040
         Total Noncurrent Assets                    1,679,311     879,283
                                                   $2,763,640  $1,640,929

    LIABILITIES & SHAREHOLDERS' EQUITY
    Current Liabilities:
      Notes payable                                   $97,628        $---
      Accounts payable                                101,919      66,622
      Current liabilities of discontinued
       operations                                      21,481       5,110
      Other current liabilities                       187,002     109,495
         Total Current Liabilities                    408,030     181,227

    Noncurrent Liabilities:
      Long-term debt                                  451,149     135,000
      Other noncurrent liabilities of
       discontinued operations                             14         323
      Other noncurrent liabilities                    280,836     184,849
         Total Noncurrent Liabilities                 731,999     320,172

    Shareholders' Equity, Net                       1,623,611   1,139,530
                                                   $2,763,640  $1,640,929


                          The J. M. Smucker Company
                             FINANCIAL HIGHLIGHTS

                                                   Three Months Ended July 31,
    (Dollars in thousands, except per share data)         2004          2003

    Net sales                                         $415,816      $341,912

    Net income                                         $32,848       $25,785
      Net income per common share - assuming dilution    $0.60         $0.51

    Income and income per common share from
     continuing operations:
       Income                                          $27,474       $25,246
       Income per common share - assuming dilution       $0.50         $0.50

    Income and income per common share from continuing
     operations before restructuring and merger and
     integration costs: (1)
       Income                                          $31,133       $27,254
       Income per common share - assuming dilution       $0.57         $0.54

    (1) Reconciliation to income from continuing
         operations:
        Income from continuing operations before
         income taxes                                  $43,335       $40,394
        Merger and integration costs                     2,763           ---
        Cost of products sold - restructuring              653         1,388
        Other restructuring costs                        2,355         1,825
        Income from continuing operations before
         income taxes, restructuring, and merger and
         integration costs                              49,106        43,607
        Income taxes                                    17,973        16,353
        Income from continuing operations before
         restructuring and merger and integration
         costs                                         $31,133       $27,254


                          The J. M. Smucker Company
                      STATEMENTS OF CONSOLIDATED INCOME

                                                               Three Months
                                                                  Ended
                                                              July 31, 2003

    Net Sales                                                      $341,912
    Cost of products sold                                           222,123
    Cost of products sold - restructuring                             1,388
    Gross Profit                                                    118,401
    Selling, distribution, and administrative expenses               75,057
    Other restructuring costs                                         1,825
    Merger and integration costs                                        ---
    Operating Income                                                 41,519
    Interest income                                                     363
    Interest expense                                                 (1,940)
    Other income - net                                                  452
    Income from Continuing Operations Before Income Taxes            40,394
    Income taxes                                                     15,148
    Income from Continuing Operations                                25,246
    Gain on sale of discontinued operation, net of tax                  ---
    Discontinued operations, net of tax                                 539
    Net Income                                                      $25,785

    Income from continuing operations per common share                $0.51
    Gain on sale of discontinued operation per common share             ---
    Discontinued operations per common share                           0.01
    Net income per common share                                       $0.52

    Income from continuing operations per common share -
     assuming dilution                                                $0.50
    Gain on sale of discontinued operation per common share -
     assuming dilution                                                  ---
    Discontinued operations per common share - assuming dilution       0.01
    Net income per common share - assuming dilution                   $0.51

    Dividends declared per common share                               $0.23

    Weighted-average shares outstanding                          49,674,408
    Weighted-average shares outstanding -
     assuming dilution                                           50,129,828


                          The J. M. Smucker Company
                      STATEMENTS OF CONSOLIDATED INCOME

                                                         Three Months Ended
                                                           October 31, 2003

    Net Sales                                                      $376,789
    Cost of products sold                                           242,147
    Cost of products sold - restructuring                             1,806
    Gross Profit                                                    132,836
    Selling, distribution, and administrative expenses               79,237
    Other restructuring costs                                         1,302
    Merger and integration costs                                        ---
    Operating Income                                                 52,297
    Interest income                                                     768
    Interest expense                                                 (1,706)
    Other income - net                                                 (395)
    Income from Continuing Operations Before Income Taxes            50,964
    Income taxes                                                     19,111
    Income from Continuing Operations                                31,853
    Gain on sale of discontinued operation, net of tax                  ---
    Discontinued operations, net of tax                                 214
    Net Income                                                      $32,067

    Income from continuing operations per common share                $0.64
    Gain on sale of discontinued operation per common share             ---
    Discontinued operations per common share                            ---
    Net income per common share                                       $0.64

    Income from continuing operations per common share -
     assuming dilution                                                $0.63
    Gain on sale of discontinued operation per common share -
     assuming dilution                                                  ---
    Discontinued operations per common share - assuming dilution       0.01
    Net income per common share - assuming dilution                   $0.64

    Dividends declared per common share                               $0.23

    Weighted-average shares outstanding                          49,784,767
    Weighted-average shares outstanding - assuming dilution      50,301,060


                          The J. M. Smucker Company
                      STATEMENTS OF CONSOLIDATED INCOME

                                                         Three Months Ended
                                                           January 31, 2004

    Net Sales                                                      $346,421
    Cost of products sold                                           219,107
    Cost of products sold - restructuring                               425
    Gross Profit                                                    126,889
    Selling, distribution, and administrative expenses               75,366
    Other restructuring costs                                         2,074
    Merger and integration costs                                        ---
    Operating Income                                                 49,449
    Interest income                                                     851
    Interest expense                                                 (1,408)
    Other income - net                                                  291
    Income from Continuing Operations Before Income Taxes            49,183
    Income taxes                                                     18,444
    Income from Continuing Operations                                30,739
    Gain on sale of discontinued operation, net of tax                  ---
    Discontinued operations, net of tax                                 579
    Net Income                                                      $31,318

    Income from continuing operations per common share                $0.62
    Gain on sale of discontinued operation per common share             ---
    Discontinued operations per common share                           0.01
    Net income per common share                                       $0.63

    Income from continuing operations per common share -
     assuming dilution                                                $0.61
    Gain on sale of discontinued operation per common share -
     assuming dilution                                                  ---
    Discontinued operations per common share - assuming dilution       0.01
    Net income per common share - assuming dilution                   $0.62

    Dividends declared per common share                               $0.23

    Weighted-average shares outstanding                          49,867,349
    Weighted-average shares outstanding - assuming dilution      50,498,462


                          The J. M. Smucker Company
                      STATEMENTS OF CONSOLIDATED INCOME

                                                         Three Months Ended
                                                             April 30, 2004

    Net Sales                                                      $315,025
    Cost of products sold                                           205,810
    Cost of products sold - restructuring                             4,845
    Gross Profit                                                    104,370
    Selling, distribution, and administrative expenses               68,968
    Other restructuring costs                                         2,163
    Merger and integration costs                                      1,266
    Operating Income                                                 31,973
    Interest income                                                     815
    Interest expense                                                 (1,311)
    Other income - net                                                2,909
    Income from Continuing Operations Before Income Taxes            34,386
    Income taxes                                                     13,292
    Income from Continuing Operations                                21,094
    Gain on sale of discontinued operation, net of tax                  ---
    Discontinued operations, net of tax                               1,086
    Net Income                                                      $22,180

    Income from continuing operations per common share                $0.42
    Gain on sale of discontinued operation per common share             ---
    Discontinued operations per common share                           0.02
    Net income per common share                                       $0.44

    Income from continuing operations per common share -
     assuming dilution                                                $0.42
    Gain on sale of discontinued operation per common share -
     assuming dilution                                                  ---
    Discontinued operations per common share - assuming dilution       0.02
    Net income per common share - assuming dilution                   $0.44

    Dividends declared per common share                               $0.25

    Weighted-average shares outstanding                          49,944,566
    Weighted-average shares outstanding - assuming dilution      50,657,023

SOURCE  J. M. Smucker Company
    -0-                             08/25/2004
    /CONTACT: Investors, Mark R. Belgya, Vice President and Treasurer, or Media, Maribeth Badertscher, Manager, Corporate Communications of The J. M. Smucker Company, +1-330-682-3000/
    /Web site:  http://www.smuckers.com /
    (SJM)

CO:  J. M. Smucker Company; International Multifoods Corporation
ST:  Ohio
IN:  FOD REA
SU:  ERN ERP CCA MAV